                                                                     Exhibit 4.1

                                                           (English translation)

                               WIDERTHAN CO., LTD.

                                SHARE CERTIFICATE
                                   [SPECIMEN]

                               AMOUNT: W5,000,000

                                                        ISSUANCE NUMBER: [_____]

                                                          SERIAL NUMBER: [_____]

1. Name of the Company:                 Widerthan Co., Ltd.
1. Date of Establishment:               June 16, 2000
1. Total Number of Authorized Shares:   30,000,000 shares
1. Par Value of Shares :                W500
1. Type of Shares:                      Registered Common stock
1. Issuance date:                       June 2, 2004

This stock certificate has been issued as evidence of the fact that the person whose name appears in the back page of this certificate is a shareholder of 10,000 shares of the Company pursuant to the Company's articles of incorporation.

WiderThan Co., Ltd.

Representative Director, Sangjun Park /seal/

                                   [Back page]

Name of Shareholder: ___________________

Date of Issuance: ______________________

     Registration Date   Name of Shareholder   Notary
     -----------------   -------------------   ------
1.
2.
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8.

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